As filed with the Securities and Exchange Commission on February 27, 2004

                                                  Registration No. 333-______

            UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC 20549

                           REGISTRATION STATEMENT
                                ON FORM S-8
                                   UNDER
                         THE SECURITIES ACT OF 1933

                     EPICUS COMMUNICATIONS GROUP, INC.
          ------------------------------------------------------
            (formerly, Phoenix International Industries, Inc.)
          ------------------------------------------------------
          (Exact name of Registrant as specified in its charter)

           FLORIDA                                      59-2564162
-------------------------------             ---------------------------------
(State or other jurisdiction of             (IRS Employer Identification No.)
incorporation or organization)

       1750 Osceola Drive
    West Palm Beach, Florida                               33409
----------------------------------------                ----------
(Address of principal executive offices)                (Zip Code)

                           Consulting Agreements
                 Retainer Letter with Bondy & Schloss LLP
                          2004 Stock Option Plan
                         ------------------------
                         (Full name of the plans)

                            Thomas N. Donaldson
                            1750 Osceola Drive
                        West Palm Beach, Florida 33409
                   ---------------------------------------
                   (Name and address of agent for service)

                               (561) 688-0440
      -------------------------------------------------------------
      (Telephone number, including area code, of agent for service)

                                COPY TO:

                            Bondy & Schloss LLP
                       60 E. 42nd Street, 37th Floor
                         New York, New York 10165

                 CALCULATION OF REGISTRATION FEE

Title of                            Proposed           Proposed
Securities     Maximum Amount       Maximum            Amount of
  to be            to be            Offering           Aggregate       Registration
Registered      Registered       Price per Share     Offering Price        Fee
----------     --------------    ---------------     --------------    ------------

Common
Stock, par
value $.001     20,000,000(1)      $0.035(2)           $700,000          $  88.69

Common
Stock, par
value $.001      9,000,000(3)      $0.033(4)           $297,000          $  37.63

Common
Stock, par
value $.001      3,500,000(5)      $0.035(2)           $122,500          $  15.52

Common
Stock, par
value $.001     18,000,000(6)      $0.02(7)            $360,000          $  45.61
                                                                         --------
                                                                 Total:  $ 187.45


(1) Registered herein are 20,000,000 shares of the Registrant's Common Stock that may be issued pursuant to its 2004 Stock Option Plan. Also registered hereunder are such additional shares of Common Stock, presently indeterminable, as may be necessary to satisfy the anti-dilution provisions of the Plan to which this Registration Statement relates in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act").

(2) Pursuant to Rule 457(h) under the Securities Act, the maximum aggregate offering price (estimated solely for the purpose of calculating the registration fee based upon the average of the bid and asked price of the Registrant's Common Stock as of February 25, 2004) is $0.035/share.

(3)   Registered herein are 9,000,000 shares of the Registrant's
Common Stock to be issued to Marc Sporn as compensation for consulting services performed by Mr. Sporn under contract with Eastern Consulting Corp.

(4) Pursuant to Rule 457(c) under the Securities Act, the maximum aggregate offering price (estimated solely for the purpose of calculating the registration fee based upon the agreed value of services preformed under the consulting agreement with Eastern Consulting Corp.) is $0.033/share.

(5)   Registered herein are 3,500,000 shares of the Registrant's
Common Stock to be issued to Jeffrey A. Rinde as compensation for legal services rendered by Mr. Rinde under a retainer agreement with Bondy & Schloss LLP.

(6)   Registered herein are 18,000,000 shares of the Registrant's
Common Stock to be issued to Manny Shulman as compensation for consulting services rendered by Mr. Shulman.

(7) Pursuant to Rule 457(c) under the Securities Act, the maximum aggregate offering price (estimated solely for the purpose of calculating the registration fee based upon the exercise price of the options) is $0.02/share.

                            PART I

      INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.   Plan Information.

  (a)  Consulting Agreements and Retainer for Legal Services

     Epicus Communications Group, Inc. has previously entered into agreements with third party consultants and attorneys for the issuance of our common stock in exchange for services these individuals provided. In consideration for increasing the scope of the continuing services rendered and to be rendered to the us until such time as we generate sufficient cash flow from operations, and in order to compensate our consultants and attorneys, we prepared this Form S-8 registration statement to provide for the issuance of shares, as described below.

     We have agreed to issue 30,500,000 shares of common stock for corporate consulting and legal services being rendered to us.

     The documents containing the information specified in this
Item 1 of Part I with respect to the shares issued to consultants and attorneys are being separately provided to the consultants and attorneys as specified by Rule 428 promulgated under the Securities Act of 1933, as amended (the "Securities Act") and are not being filed with, or included in, this Registration Statement.

  (b)  2004 Stock Option Plan

     The documents containing the information specified in this
Item 1 of Part I with respect to the 2004 Stock Option Plan (the "Plan") will be sent or given to participants who receive awards under the Plan and, in accordance with Section 10(a) of the Securities Act and Rules 424 and 428 promulgated under the Securities Act and are not being filed with, or included in, this Registration Statement.


Item   2.    Registrant  Information  and  Employee  Plan  Annual
             Information.

       We shall provide Plan participants, consultants and attorneys, without charge upon their written or oral request the documents incorporated by reference herein in Item 3 of Part II of this Registration Statement. We shall also provide the Plan participants, consultants and attorneys, without charge, upon their written or oral request, with all other documents required to be delivered to them pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to us at our place of business as reflected on the cover page of this Registration Statement.

                             PART II

         INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

      The Registrant incorporates by reference the documents listed below and any future filings the Registrant makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities
Exchange Act of 1934, as amended (the "Exchange Act"):

     (a) Our Annual Report on Form 10-KSB filed on September 10, 2003 for the year ended May 31, 2003.

     (b)  The Quarterly Report on Form 10-QSB filed on January 13,
          2004 for the quarter ended November 30, 2003, the Quarterly Report on Form 10-QSB filed on October 14, 2003 for the quarter ended August 31, 2003.

     (c) A description of our common stock contained in our Prospectus dated August 28, 2000 contained in Amendment
          No. 1 to the Registration Statement on Form S-1.

     (d) All documents subsequently filed by us pursuant to the Exchange Act prior to the filing of a post-effective amendment indicating that all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.   Description of Securities.

     We are registering up to 22,000,000 shares of our common stock, par value of $0.001 per share. For a description of the Common Stock, reference is made to the Prospectus dated August 28, 2000 contained in Amendment No. 1 to the Registration Statement on Form S-1. (Registration No. 333-43058), which description is incorporated herein by reference.

Item 5.   Interests of Named Experts and Counsel.

     The validity of the Common Stock registered hereby has been passed upon by the law firm of Bondy & Schloss LLP. Jeffrey A.
Rinde, Esq., on whose behalf we are registering herein 3,500,000 shares of Common Stock , is a partner in such law firm.

Item 6.   Indemnification of Officers and Directors.

     Our Articles of Incorporation as well as our By-Laws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of Florida, as well as is described in the Articles of Incorporation and the By-Laws. These sections generally provide that the Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the Company.

Item 7.   Exemption from Registration Claimed.

     Not Applicable

Item 8.   Exhibits:

The   following   Exhibits  are  filed  with  this   registration
statement:

Exhibit Number      Item
--------------      ----

    4.1             2004 Stock Option Plan
    5.1             Opinion and Consent of Bondy and Schloss LLP
    23.1            Consent of S. W. Hatfield, CPA independent auditors
    23.2            Consent of Bondy and Schloss LLP (included in
                    Exhibit 5.1)
    99.1 Management Consulting and Advertising Agreement, dated as of February 13, 2004 by and between Epicus Communications Group, Inc. and Eastern Consulting Corp., together with Addendum 1 thereto
    99.2 Consulting Agreement, dated as of February 18, 2004, by and between Epicus Communications Group, Inc. and Manny Shulman
    99.3 Retainer letter, dated as of February 25, 2004 with Bondy & Schloss LLP

Item 9.   Undertakings:

     We hereby undertake:

     (a) To include any material information with respect to the plan of distribution not  previously  disclosed in the Registration Statement  or  any
material   change   to  such  information  in  the   Registration
Statement.

     (b) To file, during any period in which offers or sales are being made, a post-
effective amendment to this Registration Statement.

     (c) That for the purpose of determining any liability under the Securities Act of
1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) We hereby undertake that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of our Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act Of 1933, as amended, may be permitted to directors, officers, and controlling persons of Epicus Communications Group, Inc. pursuant to the foregoing provisions, or otherwise, the we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities (other than payment by us of expenses paid or incurred by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         SIGNATURE PAGE

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, the state of Florida, on the 27th day of February, 2004.

                            EPICUS COMMUNICATIONS GROUP, INC.


                            By:__________________________________
                                Gerard Haryman, President, Chief
                                Executive Officer and Director


      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name                     Title                                Date
----                     -----                                ----


/s/ Gerard Haryman       President, Chief Executive Officer,  February 27, 2004
-----------------------  Acting Chief Financial Officer and
Gerard Haryman           Director



Thomas N. Donaldson      Vice President, Secretary and        February 27, 2004
-----------------------  Director
Thomas N. Donaldson



-----------------------  Director
Timothy Palmer
